Exhibit 99.1
Press Release Dated April 12, 2012

Two Rivers Extends Farming Operations to Bessemer Ditch on Arkansas River
Acquires Integrated Produce Business

DENVER – April 12, 2012  – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) announced today it has entered into an agreement to acquire the operating assets of Dionisio Produce & Farms, LLC, including 150 acres of high yield irrigated farmland and 150 shares in the Bessemer Mutual Ditch Company, a senior water right on the main stem of the Arkansas River.  Dionisio Produce & Farms has been producing vegetable crops in Pueblo County, Colorado since the 1930s.

Two Rivers will also lease approximately 170 additional acres of farmland and purchase farm equipment, essentially merging the former operations of Dionisio Produce & Farms into Two Rivers’ farming subsidiary.  Russ Dionisio, the third generation owner/operator, will join Two Rivers and continue to manage the farming operations on the acquired and leased land.  Two Rivers intends to operate the acquired assets under the Dionisio name, one of the most respected growers under the Bessemer Ditch with well-established produce marketing relationships.

John McKowen, Two Rivers’ CEO, commented, “Acquiring Dionisio Produce & Farms is an important strategic transaction for our company for several reasons.  First, Dionisio is a trusted grower of fruits and vegetables for human consumption, which are a higher value agricultural category that compliments the Company’s existing livestock fodder crops.  Second, this acquisition brings membership in the Bessemer Ditch, which takes its water by direct diversion from the Arkansas River.  Finally, Russ Dionisio’s experience, reputation and proven skill in growing and marketing high value crops add substantially to our farming knowhow.”

The acquisition, which is subject to on-going due diligence, is expected to close by July 31, 2012.  Two Rivers has advanced $400,000 into escrow to support Dionisio farming operations during the current growing season.  The financial terms of the transaction were not disclosed, but the Company expects to arrange bank financing for a portion of the acquisition.

Russ Dionisio said,   “I am proud of the Dionisio farming tradition in the Arkansas River Valley and pleased to join Two Rivers to help carry on our business.  By joining Two Rivers, I will be able to concentrate on farming, the part of the business I love, and rely on the Company’s skilled business managers to handle the finance, insurance and compliance aspects of our integrated enterprise.  Two Rivers has demonstrated the skill, capacity and perseverance to redevelop both farmland and water infrastructure to support productive agriculture in Huerfano and Pueblo Counties.  I am eager to integrate Dionisio into this dynamic organization.”

As noted, the acquisition includes shares in the Bessemer Mutual Ditch Company.  The Company’s President, Gary Barber, noted, “The productive integration of fertile land and reliable water under the Bessemer Ditch is a model the Company is trying to emulate as we build out our farm and water assets on the Huerfano and Cucharas Rivers system.  When we finish refurbishing our upstream reservoirs and integrate a drought-proof groundwater component to our system, we expect to replicate the level of water reliability of the Bessemer Ditch that has sustained the Dionisios for more than 60 years, through all hydrological and weather cycles.  By integrating the Dionisio business into our own, Two Rivers will gain not only a new source of farm revenue but also experience in growing and marketing the higher value crops that are the long-term future of our Company.  This acquisition supports both our existing and our planned water rights and infrastructure, allowing us to manage our resources in conjunction with the Bessemer system.”

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops irrigated farmland and the associated water rights and facilities in the western United States.  At the present time, Two Rivers conducts farmland renovation, grows organic livestock fodder crops, and operates agricultural irrigation systems. We are presently focusing our operations in Huerfano and Pueblo Counties in Southeastern Colorado, along the Arkansas River and its tributaries.  We are aggressively expanding operations through various funding mechanisms to develop our business model with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:
Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

The Investor Relations Group
Dillon Heins
212.825.3210

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